INNOVO GROUP GENERATES
SECOND QUARTER OPERATING INCOME OF $2.1 MILLION
EXCLUDING A ONE-TIME, NON-CASH CHARGE

LOS ANGELES, July 10, 2007 - Innovo Group Inc. (NASDAQ: INNO) today announced financial results for the second quarter ended May 26, 2007.

Highlights

•	Joe’s Jeans net sales increased by approximately 71% to $15.2 million compared to $8.8 million a year ago.

•	Gross margin improved to 48% compared to 33% a year ago.

•	The Company generated operating income of $2.1 million excluding a $1.5 million one-time, non-cash charge associated with the settlement agreement with its former international distributor.

•	Company returns to profitability with net income of $422,000 for the second quarter of fiscal 2007.

For the quarter ended May 26, 2007, total net sales increased 55% to $15.2 million compared to $9.8 million in the prior year period. The company reported overall net income of $422,000, compared to an overall net loss of $5.0 million in the corresponding period a year ago.

Marc Crossman, President and Chief Executive Officer of Innovo, stated, “Our second quarter results continue to reflect the growth of the Joe’s® brand and highlight the improved operational performance that we have been striving to achieve throughout 2007. By growing our sales by 71%, improving our gross margins and achieving profitability in the second quarter, we exceeded internal projections. We intend to build on this momentum as we move into the back half of 2007 and start planning for 2008.”

For the second quarter ended May 26, 2007, gross margins for the Company’s Joe’s Jeans product increased to 48% from 42% in the corresponding period a year ago. Selling, general and administrative expense for the second quarter of 2007 increased 20% to $6.6 million compared to $5.5 million for the second quarter of 2006 due to the one-time non-cash charge associated with resolving all outstanding issues with the Company’s former international distributor.

A reconciliation between GAAP and non-GAAP income (loss) from continuing operations for the three months ended May 26, 2007 and May 27, 2006 is provided in the following table:

	Three months ended
	May 26, 2007	May 27, 2006
	(unaudited)
Income (loss) from continuing operations (GAAP)	$657	$(2,326)
Non cash charge related to settlement agreement with former international distributor	$1,483	-
Income (loss) excluding settlement charge (Non-GAAP)	$2,140	$(2,326)

Net income (loss)	$422	$(4,978)

To access the live call, please dial (866) 800-8652 (U.S.) or (617) 614-2705 (international). The conference ID number and participant passcode is 77211750 and is entitled the “Q2 2007 Innovo Group Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group takes no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 5:30 PM Eastern Time on July 10, 2007 until 11:59 PM Eastern Time on July 24, 2007 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 99986208.  In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe's Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe's(TM) and Joe's Jeans® brands. Under these brands, the Company's apparel products consist of men's and women's denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures that exclude the charge related to the settlement agreement with its former international distributor. The Company believes that the presentation of results excluding the non-cash charge related to the settlement agreement with its former international distributor provides meaningful supplemental information regarding its financial results for the three months ended May 26, 2007 as compared to the three months ended May 27, 2006 because the financial statements for the three months ended May 27, 2006 did not include this non-cash one time charge. In addition, the Company believes that this non-GAAP financial measure better reflects the Company’s overall performance and its results of operations for the three months ended May 26, 2007. The Company believes that this operating income for the period presented can help assess its financial condition as of the end of the period. The Company believes that this financial information is useful to management and investors in assessing its historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions. Forward looking statements in this press release include, without limitation, our expected growth for the remainder of fiscal 2007 and fiscal 2008, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability and growth, our ability to strengthen our balance sheet and generate operating income, our expectations for our Joe’s® and Joe’s Jeans™ brands in the marketplace and our belief in our business growth strategy. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the growth of the Joe’s Jeans™ brand, uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, including the effect or outcome of equity financings; continued acceptance of the Company's products in the marketplace, particularly acceptance and near-term sales of the Company’s Joe’s® and Joe’s Jeans™ brands; successful implementation of its strategic plan and growth objectives; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group, Inc.
Dustin Huffine
323-837-3700

Integrated Corporate Relations
Investors: Brendon Frey
Media: James Palczynski
203-682-8200

INNOVO GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	May 26, 2007	May 27, 2006	May 26, 2007	May 27, 2006
	(unaudited)		(unaudited)
Net sales	$15,171	$9,787	$28,985	$20,214
Cost of goods sold	7,822	6,556	16,541	15,163
Gross profit	7,349	3,231	12,444	5,051

Operating expenses
Selling, general and administrative	6,605	5,494	11,587	11,228
Depreciation and amortization	87	63	175	122
	6,692	5,557	11,762	11,350
Income (loss) from continuing operations	657	(2,326)	682	(6,299)
Interest expense	(202)	(116)	(395)	(245)
Other income	(28)	(68)	(25)	(68)
Income (loss) from continuing operations, before taxes	427	(2,510)	262	(6,612)
Income taxes	5	7	13	15
Income (loss) from continuing operations	422	(2,517)	249	(6,627)

Loss from discontinued operations, net of tax	-	(2,461)	-	(2,043)
Net income (loss)	$422	$(4,978)	$249	$(8,670)

Earnings (loss) per common share - Basic
Income (loss) from continuing operations	$0.01	$(0.08)	$0.01	$(0.20)
Loss from discontinued operations	-	(0.07)	-	(0.06)
Earnings (loss) per common share - Basic	$0.01	$(0.15)	$0.01	$(0.26)

Earnings (loss) per common share - Diluted
Income (loss) from continuing operations	$0.01	$(0.08)	$0.01	$(0.20)
Loss from discontinued operations	-	(0.07)	-	(0.06)
Income (loss) per common share - Diluted	$0.01	$(0.15)	$0.01	$(0.26)

Weighted average shares outstanding
Basic	41,227	33,428	40,334	33,365
Diluted	43,365	33,428	41,976	33,365

Please see the Company’s Quarterly Report on Form 10-Q for the period ended May 26, 2007 for a further discussion of these financial statements.